Exhibit 99.1

234 Kingsley Park Drive Fort Mill, South Carolina 29715

News Release

TICKER SYMBOL	INVESTOR RELATIONS	MEDIA RELATIONS
(NYSE: UFS) (TSX: UFS)	Nicholas Estrela Director Investor Relations Tel.: 514-848-5049	David Struhs Vice-President Corporate Services and Sustainability Tel.: 803-802-8031

DOMTAR CORPORATION ANNOUNCES SALE OF PERSONAL CARE BUSINESS TO AMERICAN INDUSTRIAL PARTNERS FOR $920 MILLION

(All financial information is in U.S. dollars, unless otherwise noted).

•	Reinforces the Company’s focus on remaining an industry-leading Paper and Pulp company

•	Represents the next step of strategic transformation on building a large, value-adding Packaging business

•	Proceeds will be used to reduce debt by $600 million and repurchase $300 million in shares

Fort Mill, SC, January 8, 2021 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced that it has entered into a definitive agreement to sell its Personal Care business to American Industrial Partners (AIP) for $920 million.

The sale of Domtar’s Personal Care business represents the culmination of a process announced on August 7, 2020, during which the Company undertook a comprehensive strategic review of value-creating alternatives for the business. With this sale, Domtar is reinforcing its focus on building an industry-leading Paper, Pulp and Packaging company to deliver long-term shareholder value.

“This transaction represents a milestone in Domtar’s ongoing portfolio transformation and further advances our strategic initiatives that will position Domtar for a sustainable and successful future,” said John D. Williams, President and Chief Executive Officer of Domtar. “We conducted a thorough review of strategic alternatives for Personal Care and believe the sale maximizes value to Domtar shareholders by allowing us to strengthen our balance sheet, enhance liquidity and buy back shares. The robust interest received reflects the excellent work by our team to improve profitability, gain new customers and enhance the operating structure and cost profile of the business. We are confident that AIP is the right owner to advance the business and look forward to working with them to execute a smooth and successful transition for the customers and employees of Personal Care.”

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Mr. Williams continued, “The sale is an important component of our strategic plan and will provide us with additional capital and resources to strengthen and invest in the future of Domtar, leading to a more focused business portfolio. We are making solid progress with the conversion of the Kingsport, Tennessee mill, and are excited about the prospects for building a large, value-added packaging business. We expect construction to officially begin at Kingsport in the second quarter of 2021, setting the stage for the completion of North America’s premier lightweight containerboard facility, with the ability to produce and market approximately 600,000 tons of high-quality recycled linerboard and corrugated medium, by the end of 2022.”

BUILDING INDUSTRY-LEADING PAPER, PULP AND PACKAGING COMPANY

Domtar is executing on a clear plan to create long-term shareholder value by refocusing its portfolio around Paper, Pulp and Packaging. Domtar has begun to execute its strategic plan to enter the containerboard market with highly competitive assets and a differentiated go-to-market strategy. The Kingsport conversion provides the Company with a strategic entry point to build an up to 2.5 million ton business and become a long-term strategic supplier to the packaging industry.

Domtar has developed plans to build containerboard into a significant revenue contributor over time, while maintaining secure and stable cash flow through its industry-leading Paper and Pulp businesses. In Paper, Domtar has a leading market position in North America with well invested, low cost paper mills. Paper has generated attractive returns even in the most challenging environments, and Domtar expects it will remain a reliable and highly cash generative business in the coming years. In Pulp, Domtar will focus on segments with the highest growth profiles, including the hygiene, tissue and towel markets, and has the opportunity to further enhance its performance through strategic investments.

USE OF PROCEEDS

Domtar is committed to maintaining a resilient balance sheet and returning meaningful capital to shareholders. With this sale, the Company plans to use proceeds generated to:

Pay Down Debt: Domtar expects to reduce debt by approximately $600 million. Domtar’s strong balance sheet and liquidity will position the Company for resiliency and growth.

Repurchase Shares: Domtar expects to repurchase approximately $300 million in shares through an accelerated share repurchase program and open market repurchases.

TIMING AND APPROVALS

The transaction is subject to receipt of regulatory approvals and other customary closing conditions and is expected to close by the end of the first quarter 2021.

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ADVISORS

Morgan Stanley & Co. LLC is acting as financial advisor and Debevoise & Plimpton LLP is acting as legal advisor to Domtar. Deutsche Bank Securities Inc. and Barclays are acting as financial advisors and Ropes & Gray LLP and Baker Botts LLP are acting as legal advisors to AIP.

About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and absorbent hygiene products. With approximately 8,800 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $5.2 billion, and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

About American Industrial Partners

American Industrial Partners is an operationally-oriented middle market private equity firm that is distinctively focused on buying and improving industrial businesses with operations in the United States or Canada. The AIP team has deep roots in the industrial economy and has been active in private equity investing since 1989. AIP has completed over 100 platform and add-on acquisitions and invests in all forms of corporate divestitures, management buyouts, recapitalizations, and going-private transactions of established businesses with revenues of $300 million to $1 billion+.

Forward-Looking Statements

Statements in this release about our plans, expectations and future performance, including the statements by Mr. Williams, are “forward-looking statements.” Forward-looking statements made herein including, without limitation, statements regarding the timing of the close of the sale of Domtar’s personal care business and the potential benefits of the sale, reflect the current analysis of existing information and are subject to various risks and uncertainties. Actual results may differ materially from those suggested by these statements for a number of reasons, including our ability to obtain the required regulatory approvals for the transaction, our ability to satisfy the other closing conditions, our ability to consummate the transaction on the anticipated timing, if at all, the COVID-19 pandemic and the resulting decrease in paper sales and the challenges we face in maintaining manufacturing operations, changes in customer demand and pricing, changes in manufacturing costs, future acquisitions and divestitures, including facility closings, the failure to achieve our cost containment goals, costs of conversion in excess of our expectations, demand for linerboard, and the other reasons identified under “Risk Factors” in our Form 10-K for 2019 as filed with the SEC and as updated by subsequently filed Form 10-Qs. Except to the extent required by law, we expressly disclaim any obligation to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

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